Pricing Supplement No. 13 dated                 Filed pursuant to Rule 424(b)(5)
December 6, 2004. (To Prospectus                             File No. 333-112244
dated September 7, 2004 and Prospectus
Supplement dated September 7, 2004)
This Pricing Supplement consists of 2 pages.


                        HARTFORD LIFE INSURANCE COMPANY
                                   DEPOSITOR


                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH


                  HARTFORD LIFE GLOBAL FUNDING TRUST 2004-013


                          4.0% NOTES DUE JUNE 15, 2010



The description in this pricing supplement of the particular terms of the 4.0% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.



                        PROVISIONS RELATING TO THE NOTES

Principal Amount:            $520,000.00                Interest Rate:                 4.0%

Price to Public:             100%                       Issuance Date:                 December 9, 2004

Net Proceeds to Trust:       $514,540.00                Stated Maturity Date:          June 15, 2010

Agent's Discount:            1.05%                      Initial Interest Payment Date: June 15, 2005

CUSIP Number:  41659FAM6                                Interest Payment Frequency:    Semi-Annually

Day Count Convention: 30/360                            Regular Record Dates: 15 days prior to an Interest Payment Date.

Optional Redemption: Yes [ ]   No [X]                   The Survivor's Option [X] is [ ] is not available
  Optional Redemption Date: N/A                                  Annual Put Limitation: $1 million or 1%
                                                                 Individual Put Limitation: $250,000
  Initial Redemption Percentage: N/A                             Trust Put Limitation: N/A
  Annual Percentage Reduction:   N/A
  Redemption may be: [ ] In whole only.    Authorized Denominations: $1,000 integral amounts.
                     [ ] In whole or in part.

Securities Exchange Listing: None.

Special Tax Considerations:  None.                      Other Provisions Relating to the Notes:  None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities

                 INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:  Hartford Life Insurance Company

Funding Agreement:           FA-404013                  Interest Rate: 4.0%

Contract Payment:            $520,015.00                Effective Date: December 9, 2004

Deposit Amount :             $514,540.00                Stated Maturity Date: June 15, 2010
(if different from Contract Payment)

Day Count Convention: 30/360                            Initial Interest Payment Date: June 15, 2005

Special Tax Considerations:  None.                      Interest Payment Frequency: Semi-Annually

Optional Redemption: Yes [ ]   No [X]                   Survivor Option: Under the Funding Agreement, Hartford Life
Optional Redemption Date: N/A                                    Insurance Company [X] is [ ] is not required
                                                                 to provide the Trust with amounts it needs to
         Initial Redemption Percentage: N/A                      honor valid exercises of the Survivor's Option.
         Annual Percentage Reduction:   N/A
         Redemption may be: [ ] In whole only.          Other Provisions Relating to the Funding
                                                                           Agreement:   None.
                            [ ] In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.



  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of December 9, 2004, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:

                Standard & Poor's: AA-              Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.